Exhibit 3.1

Certificate of Amendment

of

Amended and Restated Certificate of Incorporation

of

Kaival Brands Innovations Group, Inc.

Under Section 242 of the Delaware General Corporation Law

Kaival Brands Innovations Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding at the end of Section 6, the following:

Each twelve (12) shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding as of 12:01 a.m. eastern time on the date this Certificate of Amendment becomes effective with the Secretary of State of the State of Delaware shall be converted and reclassified into one (1) share of the Corporation’s Common Stock, par value $0.001 per share.

Any fractional shares resulting from such conversion will be rounded up to the nearest whole number.

2. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

3. This Certificate of Amendment shall be effective on July 20, 2021 at 12:01 a.m. Eastern Time.

IN WITNESS WHEREOF, I have signed this Certificate of Amendment this 16th day of July, 2021.

/s/ Nirajkumar Patel
Nirajkumar Patel
Chief Executive Officer